Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

between

ATMEL CORPORATION
a Delaware corporation,

“Seller,”

and

ELLIS PARTNERS LLC,
a California limited liability company, as

“Buyer”

with Escrow Instructions for

FIRST AMERICAN TITLE INSURANCE COMPANY,
as Escrow Agent

i

ii

EXHIBITS AND SCHEDULES

Exhibit A	Legal Description

Exhibit B	Form of Deed

Exhibit C	Form of General Assignment

Exhibit D	Form of Bill of Sale

Exhibit E	Form of Non-Foreign Status Affidavit

Exhibit F	List of Environmental and Physical Reports

Exhibit G	Form of Leaseback Lease

Exhibit H	Schedule of Excluded Property

iii

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), dated as of August 22, 2011, for reference purposes, is between ATMEL CORPORATION, a Delaware corporation (“Seller”), and ELLIS PARTNERS LLC, a California limited liability company (“Buyer”).  This Agreement shall be effective on the “Effective Date,” which is the date on which the last party required to execute and deliver this Agreement in order to make it binding on the parties hereto shall have executed and delivered this Agreement.

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1.           Definitions.  The parties hereby agree that the following initially capitalized terms have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

“Agreement” is defined in the Preamble.

“Appurtenances” means, in each case, to the extent owned by Seller, all rights, privileges, interests, licenses, claims, easements, benefits, covenants, conditions and servitudes of any type or nature that are appurtenant to or otherwise benefiting the Property, including all minerals, oil, gas and other hydrocarbon substances on and under the Property, as well as all development rights, air rights, water, water rights and water stock relating to the Property, and any other easements, rights of way or appurtenances owned by Seller and used in connection with the beneficial operation, use and enjoyment of the Property, or any other appurtenance, together with all rights of Seller, if any, in and to streets, sidewalks, alleys, gores, strips, driveways, parking areas and areas adjacent thereto or used in connection therewith, and all rights of Seller, if any, in any Real Property lying in the bed of any existing or proposed street adjacent to the Property.

“Bill of Sale” is defined in Section 9.3(a)(iv).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

“Buyer” is defined in the Preamble.

“Buyer’s Surviving Obligations” means the obligations of Buyer pursuant to Sections 3.4, 3.5, 7.1, 7.2, 7.4, 7.5, 9.6(d), 9.7, 10.9, 10.11 and 10.15 of this Agreement, or elsewhere which expressly recite that such obligations survive the termination of this Agreement or Closing, as applicable.

“Closing” is defined in Section 9.2.

“Closing Date” is defined in Section 9.

“Closing Statement” is defined in Section 9.6(d).

“Code” is defined in Section 5.4.

“Deed” is defined in Section 9.3(a)(i).

“Deposit” is defined in Section 2.3.

“Effective Date” is defined in the Preamble to this Agreement.

“Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Property or any improvements constructed thereon, or any portion thereof, the use, ownership, occupancy or operation of the Property or any improvements constructed thereon, or any portion thereof, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

“Environmental Reports” is defined in Section 6.1(i).

“Escrow Agent” means the Title Company.

“Excluded Property” means the personal property owned by Seller and set forth on Exhibit H to this Agreement.

“General Assignment” is defined in Section 9.3(a)(iii).

“Governmental Entity” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Property or any portion thereof.

“Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), mold, fungus, microbiological pollutants, mildew, bacteria or organic spore material or related materials), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Property, to the extent in closed containers).

“Improvements” means all improvements, structures or fixtures constructed upon the Real Property, including all buildings and structures presently located on the Real Property, all apparati, equipment and appliances presently located on the Real Property, as the case may be, owned by Seller and used in connection with the operation or occupancy thereof.

“Independent Consideration” is defined in Section 2.4.

“Intangible Personal Property” means, collectively, if any, to the extent owned by Seller and to the extent assignable, any warranties or guarantees owned by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements, all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Property, together with all renewals and modifications thereof.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to convey and assign to Buyer any Intangible Personal Property that is not assignable or may not be assigned without the consent of a third party or governmental entity, and Seller shall have no obligation hereunder to solicit or obtain any such consent.

“Items” is defined in Section 3.5.

“Leaseback Lease” is defined in Section 9.3(a)(v).

“Licensee Parties” means those authorized agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

“Liens” is defined in Section 4.2.

“OFAC” is defined in Section 6.1(k).

“Permitted Exceptions” means and includes all of the following:  (a) applicable zoning and building ordinances and Real Property use regulations; (b) the lien of taxes and assessments not yet delinquent; (c) supplemental assessments resulting from the transfer of the Property from Seller to Buyer; (d) any exclusions from coverage set forth in the jacket of an ALTA Owner’s Policy of Title Insurance (2006, Form B); (e) any exceptions caused by Buyer, its agents, representatives or employees; (f) local, state and federal laws, ordinances and governmental regulations, including building and zoning laws, ordinances and regulations now existing or hereafter in effect with respect to the Property; (g) water rights, and claims of title to water, whether or not shown by the public records; (h) the Leaseback Lease; and (i) any matters that are approved by Buyer in writing or are deemed to be approved by Buyer in accordance with this Agreement.

“Permitted Outside Parties” is defined in Sections 3.5 and 10.11.

“Personal Property” means and includes the Tangible Personal Property, the Intangible Personal Property and the Plans, but does not include the Excluded Property, which shall not be transferred, assigned or sold to Buyer.

“Plans” means and includes all of Seller’s interest, if any, in any as-built plans, drawings and specifications for the Improvements and all architectural, structural, mechanical, electrical and landscaping plans and specifications, surveys, engineering studies and reports relating to the Property, if any, owned by Seller and in Seller’s possession or control.

“Property” means, collectively, all or any portion of the Real Property, the Improvements, the Appurtenances and the Personal Property, but does not include the Excluded Property.

“Proration Items” is defined in Section 9.6(d).

“Purchase Price” is defined in Section 2.2.

“Real Property” means the real property located at 2325 Orchard Parkway (Assessor Parcel Number 101-03-004), together with adjacent parcels of land identified as Assessor Parcel Numbers 101-03-008 and 101-003-007, in San Jose, Santa Clara County, California, as more particularly described on Exhibit A hereto.

“Remaining Cash Amount” is defined in Section 2.2.

“Reporting Person” is defined in Section 5.4(a).

“R&T Code” is defined in Section 5.4.

“Seller” is defined in the Preamble.

“Seller Indemnitees” is defined in Section 3.4.

“Seller’s Knowledge” is defined in Section 6.1.

“Seller’s Surviving Obligations” means the obligations of Seller pursuant to Sections 6.1, 6.2, 9.5(a)(iv), 9.6(d), 9.7, 10.9, 10.11 and 10.15 of this Agreement which recite that such obligations survive the termination of this Agreement, or Closing, as applicable.

“Survey” is defined in Section 4.1.

“Survey Objections” is defined in Section 9.5(a)(iv).

“Tangible Personal Property” means and includes any and all tangible personal property, if any, located on or about or used in connection with the Property and owned by Seller.

“Title Commitment” is defined in Section 4.1.

“Title Company” means First American Title Insurance Company.

“Title Documents” is defined in Section 4.1.

“Title Policy” is defined in Section 4.3.

Section 1.2            Rules of Construction.  Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.  All references to “Article” or “Section” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise.  The use of the term “including” means in all cases “including, but not limited to,” unless specifically designated otherwise.  No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE 2
AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

Section 2.1            Agreement to Purchase and Sell.  Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and accept, subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the Property.

Section 2.2            Purchase Price.  Buyer shall pay Seller consideration equal to the sum of FORTY-EIGHT MILLION FIVE HUNDRED THOUSAND AND 00/100THS DOLLARS ($48,500,000.00) (the “Purchase Price”).  The Purchase Price shall be payable as follows:  (a) Buyer shall pay the Deposit to Escrow Agent one Business Day after the Effective Date, and (b) prior to Closing, Buyer shall pay to the Escrow Agent, in immediately available funds, an amount equal to (i) the Purchase Price, plus (ii) such other funds as may be necessary to pay Buyer’s closing expenses hereunder, less (iii) the Deposit (such amount, the “Remaining Cash Amount”).  The Remaining Cash Amount shall be deposited with Escrow Agent at least one Business Day before the Closing Date in accordance with this Agreement and shall be paid to Seller upon the Closing as described herein.

Section 2.3            Deposit.  No later than 5:00 pm (Pacific time) on the date that is one Business Day after the Effective Date, Buyer shall deposit with Escrow Agent, via wire transfer of immediately available funds as a non-refundable deposit an amount equal to SEVEN MILLION AND 00/100THS DOLLARS ($7,000,000.00) (the “Deposit “).  Interest earned on the Deposit shall be considered part of the Deposit, and any party entitled to receive the Deposit shall also be entitled to receive the interest earned thereon.  The Deposit shall be non-refundable to Buyer except in the event of Seller’s default, the failure of a condition precedent to Closing in favor of Buyer to be satisfied or waived, or as otherwise may be expressly provided in this Agreement.  Except as otherwise expressly set forth herein, Buyer shall receive credit at Closing for an amount equal to the Deposit, which shall be applied against the Purchase Price on the Closing Date.

Section 2.4            Independent Consideration.  Contemporaneously with the execution and delivery of this Agreement, Buyer has paid to Seller as further consideration for this Agreement,

in cash, the sum of Two Hundred Dollars ($200.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non-refundable under any circumstances, and is not applicable to the Purchase Price.  For the purpose of clarity, in any circumstance set forth in this Agreement wherein Buyer is entitled to a refund of the Deposit, such refund will not include the Independent Consideration.

Section 2.5            Indivisible Economic Package.  Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE 3
BUYER’S DUE DILIGENCE;
CONDITION OF THE PROPERTY

Section 3.1            Buyer’s Inspections.  Buyer acknowledges and agrees that it has completed its due diligence investigations of the Property and has elected to proceed with the purchase and sale of the Property on the terms set forth herein.

Section 3.2            Delivery Period.  Seller previously has delivered or made available to Buyer for inspection all files reasonably known by Seller to be in the possession or control of Seller relating to the ownership, operation, construction, use or occupancy of the Property, including without limitation the reports regarding the physical or environmental condition of the Property set forth in Exhibit F; provided, however, that Seller is not and shall not be obligated to (i) deliver or make available any internal memoranda or internal correspondence of Seller, appraisals or financial studies of the Property prepared by or obtained by Seller, information regarding Seller’s organization or governing documents or legally privileged documents, (ii) obtain from any third-party any information not already in Seller’s possession, or (iii) create any documentation not already in existence.

Section 3.3            Site Visits.  Buyer acknowledges that it and its Licensee Parties previously have been provided access to the Property to conduct such inspections as Buyer has deemed necessary in connection with its due diligence investigations of the Property.  Buyer further acknowledges that it and any Licensee Party has at all times while entering onto the Property maintained comprehensive general liability (occurrence) insurance with limits of at least $2,000,000 covering any accident arising in connection with the presence of Buyer or the other Licensee Parties on the Property.

Section 3.4            Buyer’s Indemnity.  Buyer shall defend, indemnify and hold harmless Seller, Seller’s members, managers, directors, officers, employees, partners, shareholders and agents (the “Seller Indemnitees”), as applicable, from and against all losses, costs, damages, claims and liabilities (whether arising out of injury or death to persons or damage to the Property or otherwise) including costs of remediation, restoration and other similar activities, mechanics’ and materialmens’ liens and attorneys’ fees, costs and expenses, arising out of or in connection with Buyer’s entry onto or investigations on the Property, Buyer’s breach of its obligations under

Sections 3.5 and 10.11 or Buyer’s or any Licensee Parties’ entry upon the Property, except to the extent that any of the same are caused by the intentional acts or omissions of Seller, Seller’s managers, agents, employees, officers, partners or members, as applicable (provided that any alleged failure of Seller or any indemnified party to supervise Buyer’s activities shall not constitute a carve-out to Buyer’s indemnity obligations hereunder).  The obligations of Buyer under the immediately preceding sentence shall not be applicable to any existing defective or dangerous condition on or in the Property (except to the extent exacerbated by Buyer or any Licensee Party) or to the mere discovery by Buyer of any Hazardous Materials, in, on, under or near the Property.  The provisions of this Section 3.4 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 3.5            Confidentiality.  Buyer agrees that any information obtained by Buyer or its attorneys, Licensee Parties, partners, prospective partners, members, investors and prospective investors, accountants, consultants, prospective lenders, investment advisors or any person or entity who directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, Buyer (collectively, for purposes of this Section 3.5, the “Permitted Outside Parties”) in the conduct of its due diligence investigations of the Property shall be treated as confidential pursuant to Section 10.11 of this Agreement, and shall be used only to evaluate the acquisition of the Property from Seller.  Buyer further agrees that within its organization, or as to the Permitted Outside Parties, all materials to which Seller has provided Buyer access (the “Items”) will be disclosed and exhibited prior to Closing only to those persons within Buyer’s organization or to those Permitted Outside Parties who are responsible for:  (a) determining the feasibility or financing of Buyer’s acquisition of the Property, or (b) acting in an asset management role with respect to the Property following the Closing (assuming that the Closing occurs).  Buyer further acknowledges that the Items are proprietary and confidential in nature.  Buyer agrees not to divulge the contents of such Items or any other information except in strict accordance with this Section 3.5 and Section 10.11 of this Agreement.  In permitting Buyer and the Permitted Outside Parties to review the Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties, for whom, by its execution of this Agreement, Buyer is acting as an agent with regard to such waiver.  Without limiting the generality of any other provision of this Agreement, Buyer agrees that it shall, within five Business Days following the termination of this Agreement for any reason, as part of the consideration owing to Seller, deliver and return to Seller copies of all materials relating to the Property as Buyer may have received from Seller or any agent of Seller.  Following the Closing, each of Buyer and Seller shall have the right to discuss and disclose the transaction contemplated by this Agreement; provided, however, that any such disclosure shall be mutually approved by Buyer and Seller (except where such disclosure is compelled by law); and provided, further, that Seller shall not disclose the Purchase Price or other economic terms of the transaction.  The provisions of this Section 3.5 shall survive the termination of this Agreement.

ARTICLE 4
TITLE AND SURVEY

Section 4.1            Title to Property.  Buyer previously has obtained:  (a) a preliminary title report with respect to the Property issued by the Title Company (the “Title Commitment”), and (b) copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage (the “Title Documents”).  Buyer also has ordered an updated or new survey, Buyer may do so at Buyer’s sole cost and expense (the “Survey”).

Section 4.2            Certain Exceptions to Title.  Buyer acknowledges that it previously has had the right to object in writing to any title matters that are not Permitted Exceptions that are disclosed in the Title Commitment, Title Documents or the Survey (herein collectively called “Liens”) and is satisfied that the Title Company is prepared to issue to Buyer the Title Policy, defined below.

Notwithstanding any other provision hereof, Seller shall be obligated to remove any voluntary monetary liens at Closing and, as set forth in Section 8.1, in no event shall voluntarily permit the recording of a new lien or encumbrance on the Property after the Effective Date.

Section 4.3            Title Insurance.  Buyer shall be solely responsible to obtain the commitment of the Title Company to issue to Buyer at Closing an ALTA 2006 Owner’s Policy (with extended coverage) of title insurance dated the date and time of Closing in the amount of the Purchase Price, insuring that fee simple to the Property is vested in Buyer, subject only to the Permitted Exceptions and containing such endorsements as Buyer shall request and Title Company shall agree to issue (the “Title Policy”).

ARTICLE 5
REMEDIES AND DEPOSIT INSTRUCTIONS

Section 5.1            Permitted Termination; Seller Default; Exclusive Remedy.

(a)           If Seller materially breaches a material representation or warranty prior to Closing or otherwise fails to comply with a material pre-Closing covenant (other than the failure to sell the Property to Buyer (the remedies for which are described in subsection (b) below)), Buyer shall have the right, as its sole remedies, either to (i) terminate this Agreement by giving written notice to Seller and receive the return of the Deposit, which return shall operate to release Seller from any and all liability hereunder; except that Seller shall be obligated to reimburse Buyer for its out of pocket due diligence costs and attorneys’ fees incurred in connection with this Agreement, up to a cap of $100,000.00, or (ii) proceed with this Agreement and close on the acquisition of the Property, in which event Buyer shall be deemed to have waived any and all claims arising out of the breach of the representation and warranty or the covenant breach, as applicable.

(b)           If the sale of the Property is not consummated due to Seller’s default hereunder, then Buyer shall be entitled, as its sole and exclusive remedy, either to: (i) terminate this Agreement by giving written notice to Seller and receive the return of the Deposit, which return shall operate to release Seller from any and all liability hereunder except that Seller shall be obligated to reimburse Buyer for its out of pocket due diligence costs and attorneys’ fees incurred in connection with this Agreement, up to a cap of $100,000.00, or (ii) enforce specific performance of this Agreement.  Except as expressly set forth above, Buyer irrevocably and expressly waives its rights to seek any damages in the event of Seller’s default hereunder.  Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 10.5 hereof, on or before 60 days after the date when the Closing was to have occurred (subject to any extensions for the Closing as expressly provided in this Agreement).  TO THE MAXIMUM EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, THE FOREGOING REMEDY CONSTITUTES SELLER’S EXCLUSIVE LIABILITY AND OBLIGATION, AND BUYER’S EXCLUSIVE REMEDY FOR ANY BREACH OF THIS AGREEMENT, REGARDLESS OF WHETHER BUYER’S ACTION OR CLAIM IS BASED ON CONTRACT, TORT OR OTHERWISE.  SELLER WILL IN NO EVENT BE LIABLE TO BUYER FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR SPECIAL DAMAGES OR FOR LOST PROFITS OR LOSS OF BUSINESS, WHETHER IN AN ACTION BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, ARISING FROM OR RELATED TO THE PURCHASE CONTEMPLATED HEREUNDER, EVEN IF SELLER IS APPRISED OF OR SHOULD HAVE KNOWN THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

Section 5.2            BUYER DEFAULT; LIQUIDATED DAMAGES.  IF THE SALE IS NOT CONSUMMATED DUE TO ANY REASON OTHER THAN EITHER (x) THE PERMITTED TERMINATION OF THIS AGREEMENT BY BUYER AS HEREIN EXPRESSLY PROVIDED OR (y) IF ANY OF THE CONDITIONS PRECEDENT SET FORTH IN SECTION 9.5(a) ARE NOT FULFILLED OR WAIVED BY BUYER, IN WRITING, SUBJECT TO THE TERMS AND PROVISIONS OF SECTION 9.5(a), THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT FOR BUYER’S SURVIVING OBLIGATIONS.  THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE FOR SUCH REASONS, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT, AND SELLER HEREBY WAIVES ITS RIGHT TO SPECIFIC PERFORMANCE AGAINST BUYER.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.  THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S SURVIVING OBLIGATIONS.

Initials:                   Seller WL               Buyer JE

Section 5.3            Deposit Instructions.  The Escrow Agent joins herein below to evidence its agreement to hold such funds in accordance with the terms and conditions of this Agreement.  Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.  The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (a) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (b) identity or authority of any person executing such instruction notice or evidence.  The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.  In the event of a dispute between the parties hereto with respect to the disposition of the Deposit and all other amounts held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.  The Escrow Agent shall invest the amount in escrow in accounts which are federally insured, maintained at a financial institution approved by Seller and Buyer, invested solely in United States Treasury Securities or other government securities which are satisfactory to Seller and Buyer, and applied in accordance with the terms of this Agreement.

Section 5.4            Designation of Reporting Person.  To assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements of the Code and the California Revenue and Taxation Code (for purposes of this Section 5.4, the “R&T Code”), the parties hereto agree as follows:

(a)           Provided that the Escrow Agent executes a counterpart of this Agreement, which shall evidence Escrow Agent’s agreement to assume all responsibilities for information reporting required under Section 6045(e) of the Code and the R&T Code, Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”) and the R&T Code.  If the Escrow Agent refuses to execute a counterpart of this Agreement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

(b)           Seller and Buyer hereby agree:

(i)            to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii)           to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalty of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c)           Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1            Representations and Warranties of Seller.  Subject to the provisions of Section 6.2, Seller makes the following (and no other) representations and warranties with respect to the Property as of the Effective Date:

(a)           Status.  Seller is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of California.

(b)           Authority.  The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

(c)           No Conflict.

(i)            The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder will not (A) violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which it or the Property is bound, (B) violate any provision of any legal requirement to which Seller or the Property is subject and (C) violate any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property.

(ii)           No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Seller of this Agreement.

(iii)          There are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative body, or governmental department, commission, board, agency, bureau or instrumentality of any kind pending or, to Seller’s knowledge, threatened against or affecting Seller or the Property that (A) involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, or (B) relate specifically to the Property or the title thereto.

(iv)          Any permission, approval, joinder or consent by third parties required in order for Seller to consummate its obligations under this Agreement has been received.

(d)           Non-Foreign Entity.  Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Code, and the regulations promulgated thereunder.

(e)           Bankruptcy.  Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

(f)            Leases.  Except for the Leaseback Lease to be entered into as of Closing, Seller has not entered into any written or oral lease, license or occupancy agreement, and Seller has not given any person any right of possession to the Property or any portion thereof.

(g)           Condemnation.  Seller has received no written notice and has no actual knowledge of any pending or threatened proceedings in eminent domain or otherwise, which would affect the Property, or any material portion thereof.

(h)           No Violations.  Seller has not received any written notices that the Property or any portion thereof violates any law, regulation or other governmental rule applicable to the Property, which violation has not previously been cured.

(i)            Environmental.  Exhibit F sets forth all environmental reports in the possession of Seller (the “Environmental Reports”), and Seller has delivered true, correct and complete copies of the Environmental Reports to the extent in the possession of Seller.  To Seller’s actual knowledge, except as disclosed in the Environmental Reports, Seller has received no written notices that there are any Hazardous Materials at, in or under the Real Property (provided, however, that the foregoing shall not include commercially reasonable amounts of such materials used in the ordinary course of operation of the Property which are used and stored in accordance with all applicable Environmental Laws), and Seller has received no written notices of any violations of any Environmental Laws affecting the Real Property that remain uncured.

(j)            Due Diligence Materials.  To Seller’s knowledge, the files and documentation delivered or made available to Buyer pursuant to Section 3.2 of this Agreement, including the reports listed on Exhibit F hereto, constitute all written materials in Seller’s possession regarding the Property, excluding such internal documents described in Section 3.2 that are not being made available to Buyer.

(k)           OFAC.  Seller is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by the US Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and related Securities and Exchange Commission, self-regulatory organization or other agency rules and regulations.

The term “Seller’s knowledge” or words of similar import mean the actual knowledge of Seller’s Director of Facilities, as of the Effective Date or as of the Closing Date, as applicable, whom Seller represents and warrants is the person in Seller’s organization who is primarily responsible for the development, management, leasing and operation of the Property, without any duty of inquiry or investigation.

Section 6.2            Limited Liability.  The representations and warranties of Seller set forth in Section 6.1 will survive the Closing for a period of twelve months.  If specifically asserted in writing prior to the expiration of such twelve-month period, a claim for indemnification shall thereafter survive until resolved by mutual agreement between Buyer and Seller or by judicial determination.  Any claim for indemnification not so asserted with specificity in writing prior to the expiration of such twelve-month period shall not thereafter be asserted and shall forever be waived.  If, prior to the Closing, Buyer has or obtains actual knowledge of any material breach of a representation or warranty of Seller herein (from whatever source as a result of Buyer’s due diligence or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s material representations and warranties herein, then Buyer may terminate this Agreement upon written notice to Seller (and upon such termination shall be entitled to a return of the Deposit) if Seller is unable or unwilling to cure such material breach within 10 days after notice from Buyer regarding such alleged breach of a representation or warranty.  Seller shall have no liability (under this Section 6.2 or otherwise) to Buyer with respect to any of Seller’s representations and warranties herein if, prior to the Closing, Buyer has or obtains actual knowledge (from whatever source as a result of Buyer’s due diligence or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations and warranties herein and Buyer nevertheless consummates the transaction contemplated by this Agreement.  All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and the other Closing documents delivered at the Closing.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.1            Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller the following:

(a)           Status.  Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of the state of its formation and is qualified to do business and in good standing in the State of California.

(b)           Authority.  The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors’ rights generally.

(c)           Non-Contravention.  To Buyer’s knowledge, the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

(d)           Consents.  No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

(e)           Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f)            OFAC.  Buyer is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, self-regulatory organization or other agency rules and regulations.

(g)           Principal; Financial Resources.  Buyer is acting as a principal in connection with the transaction contemplated by this Agreement.

Section 7.2            Limited Liability.  The representations and warranties of Buyer set forth in Section 7.1 will survive the Closing for a period of twelve months.  If specifically asserted in writing prior to the expiration of such twelve-month period, a claim for indemnification shall thereafter survive until resolved by mutual agreement between Buyer and Seller or by judicial determination.  Any claim for indemnification not so asserted with specificity in writing prior to the expiration of such twelve-month period shall not thereafter be asserted and shall forever be waived.

Section 7.3            Intentionally Omitted.

Section 7.4            Buyer’s Independent Investigation.  Buyer has been given, either independently or through agents of Buyer’s choosing, an opportunity to review all material matters regarding the Property, including:

(a)           All matters relating to title, leasehold interests, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes;

(b)           The Improvements, physical condition and aspects of the Property, including all physical and functional aspects of the Property (including Hazardous Materials), performed or arranged by Buyer at Buyer’s sole expense;

(c)           Any easements and access rights affecting the Property;

(d)           All Intangible Property, the Plans and any other documents or agreements of significance affecting the Property; and

(e)           All other matters of material significance affecting the Property, or which Buyer otherwise reasonably considers to be relevant to the acquisition of the Property.

THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND AS OF THE CLOSING HEREUNDER BUYER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE.  SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (v) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE PROPERTY, (vi) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY, AND (vii) THE COMPLIANCE OR LACK THEREOF OF THE PROPERTY WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS.  Buyer represents that it is relying solely on its own due diligence investigations and expertise and that of Buyer’s consultants in purchasing the Property.  Buyer acknowledges and agrees that it has had the opportunity to conduct such inspections, investigations and other independent examinations of the Property and related matters, including the physical and environmental conditions thereof, and will rely solely upon same and not upon any statements of Seller or of any member, manager, officer, director, agent or attorney of Seller.  Buyer acknowledges that all information obtained by Buyer has been obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, adequacy, truth or accuracy of any information heretofore or hereafter furnished to Buyer.  Upon Closing, Buyer will assume the risk that adverse matters, including adverse physical and environmental conditions, may not have been revealed by Buyer’s inspections and investigations (subject to the express representations and warranties of Buyer hereunder).  Buyer acknowledges and agrees that upon Closing, Seller will sell and convey to Buyer, and Buyer will accept the Property, “AS IS, WHERE IS,” with all faults.  Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any agent of Seller or any third party other than the representations and warranties expressly set forth in this Agreement.  Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein.  Buyer acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property.  BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.  THE TERMS AND CONDITIONS OF THIS SECTION 7.4 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND WILL BE INCORPORATED INTO THE DEED.

JE

Buyer’s Initials

Section 7.5            Buyer’s Release of Seller and Seller Indemnitees.

(a)           Seller Released From Liability.  As of the Closing, each of Seller and the Seller Indemnitees are hereby released from all responsibility and liability to Buyer regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever.  Buyer acknowledges that as of the Closing it shall have inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary, and hereby waives any and all objections to or complaints (including actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property.  In that connection, Buyer, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities, waives the benefit of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property, and the risk that adverse physical characteristics and conditions, including the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

The foregoing release, however, shall not apply to (i) any claims arising out of the Leaseback Lease, (ii) claims arising out of any breach of any covenants or representations and warranties on the part of Seller hereunder, (iii) claims arising out of any fraud on the part of Seller, and (iv) Buyer rights of indemnity or contribution arising out of third party claims relating to acts or omission occurring prior to the Closing.

Buyer’s Initials:  JE

(b)           Survival.  The foregoing waivers and releases by Buyer shall survive either (i) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (ii) any termination of this Agreement.

Section 7.6            Discharge.  Notwithstanding any other provisions to the contrary contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby (including any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer’s sole recourse in the event of a breach by Seller shall be as set forth in Sections 5.1 hereof, and (b) Seller shall, upon consummation of Closing, be deemed to have fully satisfied and fulfilled all of Seller’s covenants, indemnities and obligations contained in this Agreement and the documents delivered pursuant hereto, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except as may be specifically set forth herein or in the Leaseback Lease.

ARTICLE 8
MAINTENANCE OF PROPERTY

Section 8.1            Maintenance and Operation of Property.  From the date hereof until the Closing, and except as otherwise consented to or approved by Buyer, Seller covenants and agrees that Seller will continue to maintain the Property in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, as of the Effective Date, subject to ordinary wear and tear and further subject to Section 10.2.  From and after the Effective Date and prior to the Closing hereunder (or earlier termination of this Agreement in accordance with the terms of this Agreement), Seller shall not, without the prior written consent of Buyer which will not be unreasonably withheld, enter into any new lease or contract or agreement for the provision of materials, goods or services to or with respect to the Property unless such contract is terminable as of or before the Closing Date (and is terminated by Seller), create any encumbrance or lien upon the Property, or originate or cause any assessments to be charged against the Property, that will not be removed from the title to the Property by Seller on or before the Closing.  Seller shall terminate all existing contracts or agreements for the provision of materials, goods or services to or with respect to the Property (to the extent terminable by their terms) as of the later of the Closing or the termination of the Leaseback Lease.

ARTICLE 9
CLOSING AND CONDITIONS

Section 9.1            Escrow Instructions.  Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this Agreement shall serve as escrow instructions to the Title Company as the Escrow Holder for consummation of the purchase and sale contemplated hereby.  Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that if there is any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 9.2            Closing.  The closing hereunder (the “Closing”) shall be held, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent’s office, on the date that is five (5) Business Days following the Effective Date (the “Closing Date”); provided, however, that the Closing Date shall not take place on a Monday or a Tuesday if the immediately prior Monday is not a Business Day (and the Closing Date shall be extended to the next applicable Business Day as necessary to accommodate this requirement).  No later than 11:00 am (Pacific Time) on the Closing Date (or such later time on the Closing Date if a “special” recording is available and authorized by both Seller and Buyer), provided the Deed has been recorded, (a) Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.6), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement; and (b) Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

Section 9.3            Seller’s Closing Documents and Other Items.

(a)           At least one Business Day before Closing, Seller shall deposit into escrow the following items:

(i)            A duly executed and acknowledged Grant Deed for the Property, in the form attached hereto as Exhibit B (the “Deed”), which shall contain a separate completed and signed real estate transfer tax declaration for the Property;

(ii)           An affidavit in the form of Exhibit E attached hereto, pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section l445(f)(3) of the Code, together with a California 593 Certificate pursuant to the corresponding provisions of the R&T Code;

(iii)          At least four duly executed counterparts of the General Assignment in the form attached hereto as Exhibit C (the “General Assignment”);

(iv)          At least four duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(v)           At least four duly executed counterparts of the Lease in the form attached hereto as Exhibit G (the “Leaseback Lease”), pursuant to which Buyer shall lease to Seller and Seller shall lease from Buyer the Real Property for the term described therein;

(vi)          A date down certificate affirming the continued accuracy of the representations and warranties of Seller set forth in Section 6.1 as of the Closing Date;

(vii)         Insurance certificates confirming the existence and primary terms of the insurance policies to be obtained by Seller as the tenant under Section 9.1 of the Leaseback Lease;

(viii)        A resolution and incumbency certificate of Seller to establish to Title Company’s reasonable satisfaction the due authority of Seller’s sale of the Property and Seller’s delivery of the documents required to be delivered by Seller pursuant to this Agreement; and

(ix)           Such other documents as may be reasonably required by the Title Company, including a commercially reasonable owner’s affidavit necessary to enable the Title Company to issue the Title Policy in accordance with the terms of this Agreement (on the Title Company’s standard form, or otherwise agreed to between Seller and Title Company) to consummate the purchase of the Property as contemplated by this Agreement.

(b)           Upon the Closing, Seller shall deliver to Buyer the keys to the Property to the extent in Seller’s possession.

Section 9.4            Buyer’s Closing Documents and Other Items.  Buyer shall deposit (or cause to be deposited) into escrow the following items:

(a)           In accordance with the time periods specified in Section 9.2 above, the balance of the Purchase Price and such additional funds as are necessary to close this transaction;

(b)           At least one Business Day before Closing, at least four counterparts of each of the General Assignment, the Bill of Sale and the Leaseback Lease duly executed by Buyer;

(c)           At least one Business Day before Closing, a resolution and incumbency certificate of Buyer to establish to Title Company’s reasonable satisfaction the due authority of Buyer’s acquisition of the Property and Buyer’s delivery of the documents and funds required to be delivered and paid by Buyer pursuant to this Agreement; and

(d)           Prior to Closing, such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement.

Section 9.5            Closing Conditions.

(a)           Buyer’s obligation to purchase the Property is conditioned upon satisfaction of the following:

(i)            Seller’s delivery to escrow of the documents and items specified in Section 9.3, above;

(ii)           Seller shall have performed in all material respects all of its covenants in this Agreement;

(iii)          Each of Seller’s representations and warranties set forth herein (as they may be deemed modified pursuant to the terms hereof) shall be true and correct in all material respects as of the date made and as of the Closing Date;

(iv)          That certain Grant of Easement from Seller to the San Jose Water Company referenced in and attached to Buyer’s survey objections dated August 17, 2011 (“Survey Objections”), shall have been recorded and the Title Company shall be prepared to issue a 103.3 or 103.6 endorsement with respect to the easement as part of the Title Policy.  In the event that the San Jose Water Company required the issuance of the title insurance referenced in the Survey Objections, such issuance shall not be a condition to Closing, but Seller shall cooperate fully with Buyer and Title Company with respect thereto and, between Buyer and Seller, Seller shall bear any costs related to such issuance (and the provisions of this sentence shall survive Closing); and

(v)           Issuance by the Title Company of the Title Policy containing only Permitted Exceptions.

If the conditions described in Section 9.5(a) above are not satisfied (or waived in writing by Buyer) prior to the Closing, then Buyer shall be entitled either to terminate this Agreement and receive the full return of the Deposit unless the failure of a condition to be satisfied also constitutes a breach of a covenant or representation and warranty on the part of Seller, in which event the provisions of Section 5.1 shall apply.  If a condition to Closing is not satisfied, then Buyer shall not terminate this Agreement or exercise any other remedy without giving Seller notice of the failure of such condition, and a reasonable opportunity to cause such condition to be satisfied, not to exceed 10 Business Days.

(b)           Seller’s obligation to sell the Property is conditioned upon the satisfaction of the following:

(i)            Buyer shall have performed in all material respects all of its covenants in this Agreement;

(ii)           Each of Buyer’s representations and warranties set forth herein (as they may be deemed modified pursuant to the terms hereof) shall be true and correct in all material respects as of the date made and as of the Closing Date; and

(iii)          Buyer’s delivery to escrow of the funds, documents and items specified in Section 9.4, above.

If any of the conditions described in Section 9.5(b) above, are not satisfied (or waived in writing by Seller) prior to the Closing, then, Seller shall be entitled to terminate this Agreement upon written notice to Buyer.

Section 9.6            Closing Costs and Prorations.

(a)          Seller shall pay (i) 100% of the costs of transfer taxes imposed by Santa Clara County and 50% of the costs of transfer taxes imposed by the City of San Jose in connection with the transfer of the Property; (ii) 100% of the Escrow Agent’s escrow fee; (iii) the premium for the CLTA portion of the Title Policy; and (iv) any additional costs and charges customarily charged to sellers of real property in accordance with common escrow practices in Santa Clara County, California, other than those costs and charges specifically required to be paid by Buyer hereunder.

(b)           Buyer shall pay:  (i) 50% of the costs of transfer taxes imposed by the City of San Jose in connection with the transfer of the Property; (ii) the premium for the ALTA portion of the Title Policy and the costs of any endorsements Buyer may require and all costs of re-insurance and co-insurance; and (iii) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in Santa Clara County, California, other than those costs and charges specifically required to be paid by Seller hereunder.  In addition to the foregoing, Buyer shall be solely responsible for any costs incurred in connection with Buyer’s due diligence investigations of the Property, including physical inspections, survey updates and costs and expenses incurred in connection with any financing desired to be obtained by Buyer.

(c)           Each party shall pay for the costs of their respective counsel in connection with the Closing.

(d)           Seller and Buyer agree to adjust, as of 11:59 pm (Pacific Time) on the day immediately preceding the Closing Date, all revenue and expenses relating to the Property (the “Proration Items”) including real estate taxes and assessments (including any adjustments to real estate taxes and assessments and refunds of any payments thereof that are made following the Closing but relate to periods of time prior to Closing, which obligation will survive the Closing).  Notwithstanding the foregoing, the parties acknowledge that, pursuant to the Leaseback Lease, Seller shall continue to be responsible for real estate taxes and operating expenses for the Property solely for and during the term of the Leaseback Lease and, accordingly, real estate taxes and operating expenses shall not be prorated under this Agreement at Closing.  Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including 11:59 pm (Pacific Time) on the day immediately preceding the Closing Date, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Closing Date.  The preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by the Title Company and submitted to Buyer for Buyer’s reasonable approval at least two Business Days prior to the Closing Date (the “Closing Statement”).  Notwithstanding the foregoing, Buyer acknowledges that Seller is pursuing a personal and real property tax reduction with respect to the Property dating back to tax year 2009, and Buyer agrees that any refund issued in connection therewith, regardless of the date issued or the party to whom such refund is issued, shall be the property of Seller.

For purposes of calculating prorations, Buyer shall be deemed to hold title to the Property and be entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a 365-day year.  Such prorations shall be initially performed by Seller and Buyer pursuant to the Closing Statement, but shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing provided that Seller and Buyer shall cooperate to make such adjustments no later than 60 days after the Closing.

Section 9.7            Brokers.  Seller hereby represents and warrants to Buyer that, other than Cornish & Carey Commercial (the fee or commission for whom shall be paid by Seller pursuant to a separate agreement), it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no other claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no other claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  If any person brings a claim against Seller or any Seller Indemnitee for a commission or finder’s fee based upon any contact, dealings or communication with Buyer in connection with the transactions contemplated by this Agreement, then Buyer shall defend Seller and the Seller Indemnitees from such claim, and shall indemnify Seller and the Seller Indemnitees and hold Seller and the Seller Indemnitees harmless from any and all costs, damages, claims, liabilities or expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller or any Seller Indemnitee with respect to the claim.  If any person brings a claim against Buyer for a commission or finder’s fee based upon any contact, dealings or communication with Seller in connection with the transactions contemplated by this Agreement, then Seller shall defend Buyer from such claim, and shall indemnify Buyer and hold Buyer harmless from any and all costs, damages, claims, liabilities or expenses (including reasonable attorneys’ fees and disbursements) incurred by Buyer with respect to the claim.  The provisions of this Section 9.7 shall survive the Closing.

Section 9.8            Expenses.  Except as provided in Section 9.6 or Section 9.7, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including in the case of Buyer, all third-party engineering and environmental review costs incurred by or on behalf of Buyer, its inspection costs, attorney costs and due diligence costs.

ARTICLE 10
MISCELLANEOUS

Section 10.1         Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement signed by Buyer and Seller.

Section 10.2         Risk of Loss/Condemnation and Insurance Proceeds/Condemnation Awards.

(a)           Minor Loss/Condemnation.  Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or condemnation of any portion of the Property, provided that:  (i) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, equals five percent or less of the Purchase Price, (ii) any such damage, destruction or condemnation does not impair access to the Property, and (iii) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage, destruction or condemnation, plus the amount of any uninsured loss and insurance deductible, less any sums reasonably expended by Seller toward the restoration or repair of the Property, including barricades and other temporary repairs required for safety purposes, or in collecting such insurance proceeds or condemnation awards.  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Property or to collect any such proceeds or awards.

(b)           Major Loss/Condemnation.  If the amount of the damage, destruction or condemnation as specified above exceeds five percent of the Purchase Price or such damage or destruction is not covered by insurance maintained by Seller or any damage, destruction or condemnation impairs access to the Property, then Buyer may at its option, to be exercised by written notice to Seller within 10 Business Days after Seller’s notice to Buyer of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement or proceed with the purchase and sale transaction in accordance with the terms of this Agreement.  Buyer’s failure to elect to terminate this Agreement or proceed with the purchase and sale transaction in accordance with the terms of this Agreement within said 10-Business Day period shall be deemed an election by Buyer to terminate this Agreement.  If Buyer elects to or is deemed to have elected to terminate this Agreement within such 10-Business Day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations.  If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any uninsured loss and insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums reasonably expended by Seller toward the restoration or repair of the Property, including barricades and other temporary repairs required for safety purposes, or in collecting such insurance proceeds or condemnation awards.  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Property, including barricades and other temporary repairs required for safety purposes, or to collect any such proceeds or awards.

Section 10.3         Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the following address:

If to Seller:	Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131
Attn: John Pfeifer, Real Estate and Facilities Manager
Facsimile: (408) 487-2517
Email: john.pfeifer@atmel.com

with a copy to:	Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131
Attn: Chief Legal Officer Legal Department
Facsimile: (408) 386-4111
Email: Legal@atmel.com

with an additional copy to:	Gibson, Dunn & Crutcher LLP
555 Mission St., Ste. 3000
San Francisco, California 94105
Attn: Fred L. Pillon
Facsimile: (415) 986-5309
Email: fpillon@gibsondunn.com

If to Buyer:	Ellis Partners LLC
111 Sutter Street, Suite 800

San Francisco, CA 94104
Attention: Melinda Ellis Evers
Facsimile: 415-391-4711
Email: melinda@ellispartners.com

with a copy to:	Stein & Lubin LLP
600 Montgomery Street, 14th Floor
San Francisco, CA 94111
Attention: Richard B. Caine
Facsimile: 415-981-4343
Email: rcaine@steinlubin.com

If to Escrow Agent:	First American Title Insurance Company
100 Spear Street, Suite 1600
San Francisco, CA 94105
Attention: Kimberleigh Toci
Facsimile: 415-398-1750
Email: ktoci@firstam.com

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered three Business Days after deposit, postage prepaid in the US mail, (b) a recognized and reputable overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier (on or prior to 6:00 pm Pacific Time; if deposited after such time, it shall be deemed to have been deposited on the next Business Day), (c) facsimile transmission, in which case notice shall be deemed delivered upon electronic verification (on or prior to 6:00 pm Pacific Time; if verification is received after such time, it shall be deemed to have been delivered on the next Business Day) that transmission to recipient was completed, or (d) electronic mail, in which case notice shall be deemed delivered when the addressee acknowledges receipt.  The above addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice.

Section 10.4         Assignment.  Buyer shall not have the right to assign this Agreement, whether voluntarily or by operation of law (including any form of change of control, merger or business reorganization), without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion; provided, however, that Seller consent to an assignment of this Agreement by Buyer shall not be required if the assignee (a) agrees to be bound by all of the terms and conditions of this Agreement, and (b) is a business entity controlled and/or managed by, or under common control with, Buyer (provided that any such affiliate assignment must be completed and Buyer must give Seller written notice of such assignment not less than three (3) Business Days prior to Closing).  Notwithstanding any assignment permitted by Seller, Buyer shall not be released from its obligations under this Agreement upon such assignment.  This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective permitted successors and assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof.  Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.

Section 10.5         Governing Law and Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.  ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF CALIFORNIA, COUNTY OF SANTA CLARA, OR IN US FEDERAL COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CALIFORNIA, COUNTY OF SANTA CLARA.

Section 10.6         Counterparts.  This Agreement may be executed in two or more fully or partially executed counterparts, any one or more of which may be executed and delivered by facsimile transmission, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

Section 10.7         Entire Agreement.  This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to in such documents.  This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 10.8         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 10.9         Attorneys’ Fees.  If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorneys’ fees, expenses, court costs and other costs incurred in connection with such action prior to and at trial and on any appeal therefrom.  The provisions of this Section 10.9 shall survive the Closing or termination of this Agreement.

Section 10.10           Intentionally Omitted.

Section 10.11           Confidential Information.  The parties acknowledge that the transaction described herein, including the existence of the discussions relating to the proposed transaction, and all information delivered to or made available to Buyer, its attorneys, Licensee Parties, partners, prospective partners, members, investors and prospective investors, accountants, consultants, prospective lenders, investment advisors, or any person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, Buyer (collectively, for purposes of this Section 10.11, the “Permitted Outside Parties”), is of a confidential nature and shall not be disclosed to any person, except to Permitted Outside Parties as permitted by this Agreement, or as expressly required by law

(including, without limitation, in connection with any disclosure or filing pursuant to federal securities law).  No party shall make any public disclosure of the specific terms of this Agreement or of the discussions of the parties hereto regarding the proposed transaction contemplated by this Agreement, except as expressly required by law, whether during the term of this Agreement or following the termination of this Agreement for any reason whatsoever.  In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party.  Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except as to Permitted Outside Parties in connection with the transactions contemplated hereby.  If this Agreement terminates for any reason whatsoever, each party shall keep confidential and not use any such information except as otherwise expressly permitted herein and as otherwise required by law, and shall instruct all Permitted Outside Parties who have had access to such information, regarding the confidential nature of this transaction and the provisions herein regarding confidentiality.  The provisions of this Section 10.11 shall survive the Closing or termination of this Agreement.

Section 10.12           Performance Due On Day Other Than Business Day.  If the time period for the performance of any act called for under this Agreement expires on a day other than a Business Day, then the act in question may be performed on the next succeeding Business Day.

Section 10.13           No Joint Venture.  Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

Section 10.14       No Memorandum.  Buyer shall not record any memorandum disclosing this Agreement.

Section 10.15           Waiver of Right to Trial by Jury; Judicial Reference in the Event of Jury Trial Waiver Unenforceability.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.  NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IF THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH PARTY HERETO HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1 ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD

OTHERWISE BE APPLICABLE OR AVAILABLE.  PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE THEIR BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE.  IF THE PARTIES ARE UNABLE TO AGREE ON A SINGLE REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640 TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER AND THE AGREEMENTS CONTAINED HEREIN.  THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN.  ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.  The provisions of this Section 10.15 shall survive the Closing or termination of this Agreement.

Section 10.16           Not an Offer.  Presentation of drafts hereof by one party to the other shall not be deemed an offer, and this Agreement shall only become a binding and enforceable contract upon execution hereof by both parties.

Section 10.17           Limited Liability.  Neither the members, managers, employees or agents of Seller, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement (except and solely to the extent of their actual receipt of proceeds of the sale of the Property pursuant hereto) and all parties hereto shall look solely to the assets of Seller for the payment of any claim or the performance of any obligation by Seller.  None of the individual members, managers, employees or agents or Buyer, nor the shareholders, officers, directors, partners, members, employees or agents of any of them shall be liable under this Agreement.

Section 10.18       No Third Party Beneficiaries.  Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary.

Section 10.19       Time of Essence.  Time is of the essence in Buyer’s performance of this Agreement.  Unless otherwise expressly provided in this Agreement, Seller shall not be obligated to extend any deadline for Buyer performance or other time limit set out in this Agreement.

Section 10.20       No Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance.  No waiver shall be binding unless executed in writing by the party making the waiver.

Section 10.21           Further Acts.  Each party, at the request of the other, shall execute, acknowledge or have notarized (if appropriate) and deliver in a timely manner such additional documents, and do such other additional acts, also in a timely manner, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

Section 10.22           Prohibited Persons and Transactions.  Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

“SELLER”:

ATMEL CORPORATION, a Delaware corporation

By:	/s/ W. Lifsey
Name:	Walter Lifsey
Its:	Chief Operating Officer

By:
Name:
Its:

“BUYER”:

ELLIS PARTNERS LLC, a California limited liability company

By:	/s/ James F. Ellis
Name:	James F. Ellis
Its:	Managing Member

[SIGNATURE PAGE TO ORCHARD PARKWAY PURCHASE AND SALE AGREEMENT]

ACKNOWLEDGMENT OF ESCROW AGENT

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as “Escrow Agent” in accordance with the terms and conditions of this Agreement and the “Reporting Person” in accordance with Section 5.4 of this Agreement.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Barbara A. Brennan
	Name:	Barbara A. Brennan
	Title:	Senior Escrow Officer

[SIGNATURE PAGE TO ORCHARD PARKWAY PURCHASE AND SALE AGREEMENT]

ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

This ASSIGNMENT OF PURCHASE AND SALE AGREEMENT is entered into as of August 23, 2011, by and between ELLIS PARTNERS LLC, a California limited liability company (“Assignor”) and BEP ORCHARD INVESTORS LLC, a Delaware limited liability company (“Assignee”).

Assignor hereby assigns to Assignee all of Assignor’s rights, title and interest in and to that certain Agreement of Sale and Purchase dated August 22, 2011, between Assignor, as Buyer, and Atmel Corporation, a Delaware corporation, as Seller (the “Agreement”), relating to real property with a street address of 2325 Orchard Parkway in the City of San Jose, County of Santa Clara, California, adjacent unimproved real property, and related assets, all as more particularly described therein.

Assignee hereby accepts said assignment and agrees to be bound by, and to assume and timely perform Assignor’s obligations under, the Agreement.

Assignor and Assignee represent that this Assignment does not require Seller consent pursuant to Section 10.4 of the Agreement.

1

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the date first set forth above.

ASSIGNOR:		ASSIGNEE:

ELLIS PARTNERS LLC,		BEP ORCHARD INVESTORS LLC,
a California limited liability company		a Delaware limited liability company

By:	/s/ Melinda Ellis Evers	By:	BEP Investors I LLC,
Name:	Melinda Ellis Evers		a Delaware limited liability company
Title:	Managing Principal		Its Sole Member

			By:	EPL BP I LLC,
a California limited liability company
Its Manager

				By:	Ellis Partners LLC,
a California limited liability company
Its Manager

					By:	/s/ Melinda Ellis Evers
					Name:	Melinda Ellis Evers
					Title:	Managing Member

2